Exhibit 99.1

NEWS RELEASE

ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT FOURTH QUARTER
AND YEAR-END RESULTS

CUYAHOGA FALLS, Ohio, March 7 — Associated Materials Incorporated (“AMI” or the “Company”) today announced fourth quarter 2004 net sales of $273.6 million, a 3.4% increase over $264.7 million for the same period in 2003. For the 2004 fiscal year ended January 1, 2005, net sales were $1,094.0 million or 40.3% higher than $779.8 million for the 2003 fiscal year ended January 3, 2004. The results of operations include the Company’s subsidiary, Gentek Holdings, Inc. (“Gentek”), which was acquired by AMI on August 29, 2003. Gentek contributed net sales of $327.9 million and $103.4 million for the years ended January 1, 2005 and January 3, 2004, respectively, subsequent to the date of the acquisition.

The Company incurred a net loss of $38.4 million during the fourth quarter of 2004 compared to net income of $9.6 million for the same period in 2003. For the year ended January 1, 2005, the Company recorded a net loss of $10.9 million. This compares to net income of $24.5 million for the same period in 2003. Gentek contributed $14.1 million of net income for the year ended January 1, 2005 compared to $3.1 million of net income for the year ended January 3, 2004.

EBITDA (as defined below) for the fourth quarter of 2004 was a loss of $42.5 million. This compared to EBITDA of $30.4 million for the same period in 2003. Adjusted EBITDA (as defined below) for the fourth quarter of 2004 was $31.3 million compared to adjusted EBITDA of $30.1 million for the same period in 2003. Adjusted EBITDA for the quarter ended January 1, 2005 excludes expenses incurred related to the December 2004 recapitalization transaction with certain affiliates of Investcorp S.A. (“Investcorp”), $4.5 million of one-time costs associated with the closure of the Company’s Freeport, Texas manufacturing facility, and foreign currency gains of $0.2 million. Costs related to the December 2004 transaction include $30.8 million of stock option compensation expense resulting from the exercise and redemption of certain stock options, $22.3 million of bonuses paid to certain members of Company management and a director in recognition of the successful completion of the transaction as well as the strong operating performance of the Company during 2004, and $16.3 million of investment banking, legal and other related expenses. Adjusted EBITDA for the fourth quarter of 2003 excludes a foreign currency gain of $0.3 million.

EBITDA was $36.5 million for the year ended January 1, 2005 compared to EBITDA of $85.4 million for the year ended January 3, 2004. Adjusted EBITDA for the year ended January 1, 2005 was $125.4 million compared to adjusted EBITDA of $86.3 million for the same period in 2003. Gentek contributed $29.6 million and $9.7 million of adjusted EBITDA for the years ended January 1, 2005 and January 3, 2004, respectively. Adjusted EBITDA for the year ended January 1, 2005 excludes transaction related costs, one-time facility closure costs of $4.5 million, and foreign currency losses of $0.4 million. Transaction costs for the year ended January 1, 2005 include expenses related to the December 2004 transaction (as described above) and a $14.5 million management and director bonus paid in conjunction with the March 2004 dividend recapitalization, which included an offering by AMH Holdings, Inc. (“AMH”) of senior discount notes, redemption of preferred stock and a dividend to common shareholders. Adjusted EBITDA for the year ended January 3, 2004 excludes a cost of sales expense of $1.4 million relating to an inventory fair value adjustment recorded at the time of the acquisition of Gentek and foreign currency gains of $0.5 million. A reconciliation of net income (loss) to EBITDA and to adjusted EBITDA is included below.

Mike Caporale, Chairman, President, and Chief Executive Officer of AMI, commented, “I am pleased with our fourth quarter results. Despite continued significant inflation in our key raw materials, we were able to increase both sales and adjusted EBITDA year over year for the quarter. With full year 2004 sales of almost $1.1 billion and adjusted EBITDA of over $125 million, Associated Materials continued its trend from the past several years of record results.”

Mr. Caporale continued, “With the completion of the December transaction with Investcorp, we are pleased to have an additional strategic partner. Investcorp is a highly respected private equity investment firm with significant experience in the building product industry and related sectors. We welcome their strategic support as we continue to pursue our growth strategies. We are proud of the tremendous progress we have made from an operational and financial standpoint over the last four years since the current leadership team joined AMI, and we are fortunate to have strong partners in both Harvest Partners and Investcorp.”

Results of Operations

Net sales increased 3.4% during the fourth quarter of 2004 compared to the same period in 2003, driven primarily by increased vinyl window and third party manufactured product sales. The sales increase is net of the impact of four fewer business days in the fourth quarter of 2004 as compared to the fourth quarter of 2003 as a result of a 53-week year in 2003. Gross profit in the fourth quarter of 2004 was $68.3 million, or 24.9% of net sales, compared to gross profit of $69.1 million, or 26.1% of net sales, in the fourth quarter of 2003. The decrease in gross profit margin percentage is primarily due to significantly increased costs of the Company’s key raw materials – vinyl resin, aluminum and steel, which were partially offset by the impact of price increases. Selling, general and administrative expense decreased to $42.4 million, or 15.5% of net sales, for the fourth quarter of 2004 versus $46.3 million, or 17.5% of net sales, for the same period in 2003. The decrease in selling, general and administrative expense was a result of the fourth quarter of 2003 including amortization of $1.1 million related to backlog intangible assets, which were acquired as part of the acquisition of Gentek, as well as a decrease in expenses resulting from the elimination of certain duplicative Gentek corporate functions subsequent to the August 2003 acquisition. During the fourth quarter of 2004, the Company incurred transaction costs related to the December 2004 transaction for management and director bonuses and stock options of $53.2 million and facility closure costs of $4.5 million, resulting in a loss from operations of $31.8 million in the fourth quarter of 2004 compared to $22.8 million for the same period in 2003.

Net sales increased 40.3% for the year ended January 1, 2005 compared to the same period in 2003, primarily driven by increased vinyl window, vinyl siding and third party manufactured product sales along with a full year of net sales from Gentek. Gross profit increased to $289.0 million, or 26.4% of net sales, for the year ended January 1, 2005 compared to $218.3 million, or 28.0% of net sales, for the same period in 2003. The decrease in gross profit margin percentage was primarily a result of the full year impact of results contributed by Gentek as Gentek’s gross margin percentage is typically lower than Alside’s as a larger proportion of Gentek’s net sales are to independent distributors versus contractors through company-owned distribution centers. Additionally, the decrease in gross margin percentage resulted from the impact of significantly increased costs of vinyl resin, aluminum and steel, which were partially offset by the impact of price increases. Selling, general and administrative expense increased to $184.5 million, or 16.9% of net sales, for the year ended January 1, 2005 compared to $149.6 million, or 19.2% of net sales, for the same period in 2003. The increase in selling, general and administrative expense is primarily a result of the full year impact of the acquisition of Gentek, as well as the impact of adding three new Alside and one new Gentek supply centers in 2004 along with three new supply centers added in 2003, which had a full year of expense in 2004. During 2004, the Company incurred costs related to the March 2004 transaction and the December 2004 transaction totaling $67.6 million, consisting of management and director bonuses and stock option compensation expense. In addition, the Company recognized facility closure costs of $4.5 million related to the closing of its Freeport, Texas manufacturing facility. As a result, income from operations was $32.3 million for the year ended January 1, 2005 compared to $68.7 million for the same period in 2003.

Recapitalization Transaction with Investcorp

On December 22, 2004, AMH completed a recapitalization transaction in which the then outstanding capital stock of AMH was reclassified as a combination of voting and non-voting shares of Class B common stock and shares of voting convertible preferred stock. All of the shares of the convertible preferred stock were immediately sold to affiliates of Investcorp for an aggregate purchase price of $150 million, with the result that the Investcorp affiliates acquired a 50% equity interest in AMH and the former shareholders, led by Harvest Partners, Inc. (“Harvest Partners”), retained shares of Class B common stock representing a 50% equity interest in AMH. Immediately following these transactions, on December 22, 2004, the shareholders of AMH contributed their shares of the capital stock of AMH to AMH Holdings II, Inc. (“AMH II”), a Delaware corporation newly formed for the purpose of becoming the direct parent company of AMH, in exchange for shares of the capital stock of AMH II mirroring (in terms of type and class, voting rights, preferences and other rights) the shares of AMH capital stock contributed by such shareholders.

In connection with these transactions, on December 22, 2004, AMI increased its senior credit facility by $42 million and AMH II issued $75 million of senior notes. AMH II then declared and paid a dividend on shares of its Class B common stock in an aggregate amount of approximately $96.4 million, less option exercise proceeds of $3.4 million, of which approximately $59.3 million was paid in cash and approximately $33.7 million was paid in the form of promissory notes issued by AMH II to each of its Class B common shareholders.

AMH II repaid these promissory notes in January of 2005 after receiving dividends declared and paid by AMI and its intermediate holding companies in January of 2005 in an aggregate amount sufficient to repay such promissory notes.

Also on December 22, 2004, in connection with such transactions, AMI paid bonuses in the aggregate amount of approximately $22.3 million to certain members of the Company’s management and a director. Approximately $14.3 million of the bonus was paid on December 22, 2004, with promissory notes issued by AMI for the remaining $8.0 million, which were subsequently settled in cash during the first quarter of 2005. In connection with the December 2004 transaction, there was also $16.3 million of fees expensed related to investment banking and legal expenses, of which $15.0 million was paid in December 2004. The Company also incurred $12.8 million of financing related fees, of which $9.9 million and $2.9 million have been capitalized as deferred financing costs on AMI and AMH II, respectively.

The AMH II senior notes, which had accreted to $75.1 million by January 1, 2005, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13.625%, of which 10% will be paid in cash and 3.625% will accrue to the senior note. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $697.9 million as of January 1, 2005.

The attached consolidating financial information for the quarter and year ended January 1, 2005 includes AMI and the Company’s indirect parent company, AMH, which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11.25% senior discount notes, AMH’s consolidated net loss was $43.3 million and $27.2 million for the quarter and year ended January 1, 2005, respectively.

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Management will host its year end earnings conference call on Monday, March 7th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (877) 363-0523 and the conference call identification number is 10948404. A replay of the call will be available through March 14, 2004 by dialing (888) 769-9756 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

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Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., a wholly-owned subsidiary of AMH, a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Harvest Partners, Inc. and Investcorp S.A. For more information, please visit the company’s website at http://www.associatedmaterials.com.

Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $25 billion. The firm now manages total investments in alternative assets of approximately $8.6 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant capital available through its managed funds, which include numerous U.S. and European industrial corporations and financial institutions. For more information on Harvest Partners please visit its website at http://www.harvpart.com.

     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. Such statements reflect the current views of AMI’s and AMH’s management with respect to the Company’s operations and results of operations regarding the home building industry, economy, interest rates, foreign currency exchange rates, availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, raw material costs and availability, market acceptance of price increases, national and regional trends in new housing starts, weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, level of competition within its market, availability of alternative building products, its level of indebtedness, costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted.

For Further Information

At the Company:
D. Keith LaVanway
Chief Financial Officer
(330) 922-2004

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarters Ended January 1, 2005 and January 3, 2004
(in thousands)

					AMH
	AMI		AMH	Eliminations	Consolidated
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	January 3,	January 1,	January 1,	January 1,	January 1,
	2004	2005	2005	2005	2005

Net sales	$264,723	$273,628	$–	$–	$273,628
Gross profit	69,124	68,267	–	–	68,267
Selling, general and administrative expense	46,287	42,374	–	–	42,374
Transaction costs:
Bonuses	–	22,313	–	–	22,313
Stock option compensation expense	–	30,838	–	–	30,838
Facility closure costs	–	4,535	–	–	4,535

Income (loss) from operations	22,837	(31,793)	–	–	(31,793)
Interest expense, net	6,742	9,300	8,306	–	17,606
Foreign currency (gain)	(349)	(193)	–	–	(193)
Investment banking and legal fees related to the December 2004 recapitalization transaction	–	16,297	–	–	16,297

Income (loss) before income taxes	16,444	(57,197)	(8,306)	–	(65,503)
Income taxes	6,816	(18,778)	(3,398)	–	(22,176)

Income (loss) before equity income (loss) from subsidiaries	9,628	(38,419)	(4,908)	–	(43,327)
Equity income (loss) from subsidiaries	–	–	(38,419)	38,419	–

Net income (loss)	$9,628	$(38,419)	$(43,327)	$38,419	$(43,327)

Other Data:
EBITDA (a)	$30,427	$(42,530)
Adjusted EBITDA (a)	30,078	31,260

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations (d)
(Unaudited)
Years Ended January 1, 2005 and January 3, 2004
(in thousands)

					AMH
	AMI		AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	January 3,	January 1,	January 1,	January 1,	January 1,
	2004	2005	2005	2005	2005

Net sales	$779,836	$1,093,959	$–	$–	$1,093,959
Gross profit	218,311	289,008	–	–	289,008
Selling, general and administrative expense	149,571	184,524	–	–	184,524
Transaction costs:
Bonuses	–	36,811	–	–	36,811
Stock option compensation expense	–	30,838	–	–	30,838
Facility closure costs	–	4,535	–	–	4,535

Income from operations	68,740	32,300	–	–	32,300
Interest expense, net	27,369	27,784	25,437	–	53,221
Foreign currency (gain) loss	(548)	387	–	–	387
Investment banking and legal fees related to the recapitalization transaction	–	16,297	–	–	16,297

Income (loss) before income taxes	41,919	(12,168)	(25,437)	–	(37,605)
Income taxes	17,388	(1,234)	(9,145)	–	(10,379)

Income (loss) before equity income (loss) from subsidiaries	24,531	(10,934)	(16,292)	–	(27,226)
Equity income (loss) from subsidiaries	–	–	(10,934)	10,934	–

Net income (loss)	$24,531	$(10,934)	$(27,226)	$10,934	$(27,226)

Other Data:
EBITDA (a)(b)	$85,403	$36,548
Adjusted EBITDA (a)(b)	86,257	125,416

				AMH
	AMI		AMH	Consolidated
	January 3,	January 1,	January 1,	January 1,
	2004	2005	2005	2005

Selected Balance Sheet Data:
Cash (c)	$4,282	$58,054	$–	$58,054
Accounts receivable, net	106,975	125,666	–	125,666
Inventory	97,907	114,787	–	114,787
Accounts payable	49,881	75,139	–	75,139
Accrued liabilities	53,234	50,101	–	50,101
Long-term debt	305,000	340,000	282,856	622,856

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers Adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included Adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of Adjusted EBITDA. The definition of EBITDA under the indentures governing the notes also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP), as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) or as a measure of the Company’s liquidity. The reconciliation of the Company’s net income (loss) to EBITDA and Adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	January 3,	January 1,	January 3,	January 1,
	2004	2005	2004	2005
Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA (b):
Net income (loss)	$9,628	$(38,419)	$24,531	$(10,934)
Interest	6,742	9,300	27,369	27,784
Taxes	6,816	(18,778)	17,388	(1,234)
Depreciation and amortization	7,241	5,367	16,115	20,932

EBITDA	30,427	(42,530)	85,403	36,548
Foreign currency (gain) loss	(349)	(193)	(548)	387
Transaction costs – bonuses (e)	–	22,313	–	36,811
Transaction costs – stock option compensation expense (f)	–	30,838	–	30,838
Facility closure costs (g)	–	4,535	–	4,535
Investment banking and legal fees related to the December 2004 recapitalization transaction (h)	–	16,297	–	16,297
Cost of sales adjustment (i)	–	–	1,402	–

Adjusted EBITDA	$30,078	$31,260	$86,257	$125,416

(b)	The results of operations for the quarter and full year ended January 1, 2005 include the results of Gentek. The results of operations for the year ended January 3, 2004 only includes the results of Gentek for the period subsequent to its acquisition on August 29, 2003. A reconciliation of Gentek’s net income to EBITDA and adjusted EBITDA for the years ended January 3, 2004 and January 1, 2005 is as follows (in thousands):

	Year	Year
	Ended	Ended
	January 3,	January 1,
	2004	2005
Reconciliation of Gentek’s net income to EBITDA and Adjusted EBITDA:
Net income	$3,067	$14,147
Interest	436	445
Taxes	1,644	7,376
Depreciation and amortization	3,720	7,240

Gentek’s EBITDA	8,867	29,208
Foreign currency (gain) loss	(548)	387
Cost of sales adjustment	1,402	–

Gentek’s Adjusted EBITDA	$9,721	$29,595

(c)	Cash balances as of January 1, 2005 include $46.0 million of cash received by the Company in connection with the December 2004 transaction, of which $33.7 million was distributed in January 2005 upon the declaration of dividends by AMI to repay the AMH II promissory notes, $8.0 million was used to satisfy promissory notes made by AMI for management and director bonuses related to the transaction and $4.3 million was used to pay for transaction related fees.

(d)	Operating results for the year ended January 1, 2005 include a full year of results of the Company’s Gentek Holdings subsidiary, which was acquired on August 29, 2003. Operating results for the year ended January 3, 2004 include the results of Gentek Holdings subsequent to the acquisition date.

(e)	Represents management and director bonuses paid in connection with the March 2004 and December 2004 transactions of $14.5 million and $22.3 million, respectively.

(f)	Represents $30.8 million of stock option compensation expense resulting from the exercise and redemption of certain stock options as a result of the December 2004 transaction.

(g)	Represents one-time costs associated with the closure of the Freeport, Texas manufacturing facility consisting primarily of asset write-downs of $3.6 million, equipment relocation costs of $0.4 million, severance benefits of $0.3 million and contract termination costs of $0.2 million. Total pre-tax expenses related to the Freeport closing are expected to be $7.5 million, which includes the $4.5 million pre-tax charge in the fourth quarter of 2004.

(h)	Represents $16.3 million of investment banking, legal and other related expenses incurred as a result of the December 2004 transaction.

(i)	The cost of sales adjustment relates to an inventory fair value adjustment recorded at the time of the acquisition of Gentek.